Exhibit 99.3
Noranda Declares Quarterly Dividend on Common Stock
Franklin, Tennessee—November 3, 2014—Noranda Aluminum Holding Corporation (NYSE: NOR) announced today that its Board of Directors has declared a regular quarterly dividend of $0.01 per share to be paid on December 8, 2014 to shareholders of record as of November 13, 2014. The Board anticipates declaring this dividend in future quarters on a regular basis; however, changes in the Company's financial condition and cash needs could result in dividends being declared in different amounts, or not at all.
About the Company
Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company affiliated with its private equity sponsor.
Contact Information
John A. Parker
Vice President of Communication and Investor Relations
(615) 771-5734
john.parker@ noralinc.com